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--------                                            OMB Number:  3235-0104
 FORM 3                                             Expires:   February 1, 1994
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     File pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a)
      of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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
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 1. Name and Address of Reporting Person   2. Date of Event Requiring    4. Issuer Name and Ticker        6. If Amendment, Date
     Rapp       Howard                        Statement                     Trading Symbol                    of Original
----------------------------------------      (Month/Day/Year)           Action Industries, Inc.              (Month/Day/Year)
     (Last)     (First)     (Middle)          3/20/98                    Common Stock      ACZ
           3805 Route 202                  ----------------------------  ------------------------------
----------------------------------------                                 5. Relationship of Reporting
             (Street)                      3. IRS or Social Security          Person to Issuer
                                              Number of Reporting           (Check all applicable)
 Doylestown    Pennsylvania    18901          Person (Voluntary)          X  Director   ___  10% Owner
--------------------------------------                                   ___ Officer    ___   Other
      (City)      (State)      (Zip)       ----------------------------  (give title below)  (specify below)

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                                                            TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                                               (Print or Type Responses)             SEC 1473 (3/91)
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FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                (E.G., PUTS, CALLS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Security Underlying            sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Date/       (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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Explanation of Responses

**Intentional misstatements or omissions of facts constitute Federal Criminal     /s/ Howard Rapp                   March 30, 1998
  Violation.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                           -------------------------------   --------------
                                                                                  **Signature of Reporting Person        Date
Note. File three copies of this form, one of which must be manually signed.
  If space provided is insufficient, See Instruction 6 for procedure.

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